Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the use of our reports dated March 8, 2011, with respect to the consolidated balance sheets of ARCA biopharma, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2010, and for the period from December 17, 2001 (inception) to December 31, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the S-3.

Our report dated March 8, 2011 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/    KPMG LLP

Denver, Colorado

January 10, 2012